SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         [PUBLIC SERVICE COMPANY]
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                    PUBLIC SERVICE COMPANY OF NORTH CAROLINA,
                                  INCORPORATED

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 31, 1997

   TO THE SHAREHOLDERS:
        Notice is hereby given that the next annual meeting of shareholders of Public Service Company of North Carolina, Incorporated (the "Company") will be held at the corporate office of the Company, 400 Cox Road, Gastonia, North Carolina on Friday, January 31, 1997, at 9:00 a.m. for the following purposes:

          1. To elect three directors, each to serve for a three-year term expiring in 2000 or until their successors are elected and qualified;
          2. To approve the Company's 1997 Nonqualified Stock Option Plan;
          3. To ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1997; and
          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed December 10, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

                                            For the Board of Directors

                                            /s/ Charles E. Zeigler, Jr.

                                            CHARLES E. ZEIGLER, JR.
                                            Chairman, President and
                                            Chief Executive Officer
   December 9, 1996

        THE FORM OF PROXY IS ENCLOSED TO ENABLE YOU TO VOTE YOUR SHARES AT THE MEETING. YOU ARE URGED TO PROMPTLY MARK, SIGN, DATE AND RETURN THE PROXY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON IF YOU SO CHOOSE.

                   PUBLIC SERVICE COMPANY OF NORTH CAROLINA,
                                  INCORPORATED
                                  400 Cox Road
                              Post Office Box 1398
                      Gastonia, North Carolina 28053-1398
                                ---------------
                                Proxy Statement
                                ---------------
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Public Service Company of North Carolina, Incorporated (the "Company") for use at the annual meeting of shareholders of the Company to be held on Friday, January 31, 1997, at 9:00 a.m., and at any adjournment thereof. Unless the context requires otherwise, all references in this Proxy Statement to the Company refer to Public Service Company of North Carolina, Incorporated and its subsidiaries. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about December 20, 1996.

     Only shareholders of record at the close of business on December 10, 1996 are entitled to vote at the meeting. As of November 30, 1996, the Company had outstanding 19,296,374 shares of Common Stock, which shares constitute the only class of stock of the Company entitled to notice of, and to vote at, the meeting. As of the same date, the Company had approximately 11,500 shareholders of record.

     All proxies that are properly executed and received prior to the meeting will be voted at the meeting. If a shareholder specifies how the proxy is to be voted on any of the business to come before the meeting, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted for the election of directors and the approval of proposals two, three and four. A shareholder may revoke a proxy, to the extent it has not been exercised, at any time prior to its exercise, by giving written notice to the Secretary of the Company, by executing and delivering a proxy with a later date or by voting in person at the meeting. If a shareholder is a participant in the Company's Stock Purchase and Automatic Dividend Reinvestment Plan, the enclosed proxy includes any full and fractional shares held in his or her account.

     Directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

     The cost of soliciting proxies will be borne by the Company, including expenses incurred in connection with preparing and mailing this Proxy Statement. Such expenses will include charges by brokers, banks or their nominees, other custodians and fiduciaries for forwarding proxy material to the beneficial owners of shares held in the name of a nominee. The Company expects to solicit proxies primarily by mail, but certain officers and employees of the Company may also solicit in person, by telephone, telegram or other means without additional compensation for their services other than their regular salaries. Additionally, the Company has retained Georgeson & Co. to solicit proxies in the same manner, at an anticipated cost to the Company of approximately $25,000.

                             ELECTION OF DIRECTORS

     On July 25, 1996, the Board of Directors (the Board), approved a decrease in the size of the Company's Board from 12 to 11, such decrease to become effective as of the date of the Company's annual meeting on January 31, 1997. Upon the effectiveness of such decrease, the Board will be divided into three classes comprised of: (i) three directors who are nominees for election with terms expiring in 2000; (ii) four directors whose terms expire in January 1998; and
(iii) four directors whose terms expire in January 1999. At the annual meeting, three directors are to be elected to serve until the Company's annual meeting to be held in January 2000 or until their successors are elected and qualified. Three directors whose terms expire at this year's annual meeting have been nominated by the Board to succeed themselves for terms expiring in January 2000. They are William A. V. Cecil, H. Max Craig, Jr., and G. Smedes York. One director whose term is expiring, B. Frank Matthews, II, is retiring from the Board under its mandatory retirement policy and will not stand for reelection or be replaced. Each of the three nominees has consented to being named in the Proxy Statement and to serve if elected. If, prior to the annual meeting, any one of the nominees should become unable to serve, the proxies solicited hereby will be voted for such additional person as shall be designated by the Board. The other eight members of the Board whose terms do not expire this year will continue to serve in such capacity until their terms expire and their successors are elected and qualified.

     Set forth below is a table showing the names and ages of the three nominees for election and of the eight continuing members of the Board, together with biographical information on each of them for the past five years.


     Name, Age and Year
   First Became a Director                 Biographical Information
--------------------------    -------------------------------------------------
NOMINEES FOR ELECTION AS DIRECTORS WHOSE TERMS EXPIRE IN 2000
WILLIAM A. V. CECIL (68)      Chairman and President, The Biltmore Company,
 Director since 1985            which owns and operates the Biltmore House and
                                Gardens in Asheville, North Carolina.
H. MAX CRAIG, JR. (65)        Chairman of the Board and President, Gaston
 Director since 1974            County Dyeing Machine Company, a manufacturer of
                                textile machinery;  President, H. M. Craig Metal
                                and Supply  Company,  Stanley,  North Carolina;
                                and  Director,   First   Citizens   Bancshares,
                                Incorporated,  the  holding  company  for First
                                Citizens Bank and Trust Company.
G. SMEDES YORK (55)           President and Treasurer, York Properties, Inc.
 Director since 1984            and Sam Bass Camera Shop, Inc.; President, York
                                Inns, Inc., Raleigh, North Carolina.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1999
BERT COLLINS (62)             President and Chief Executive Officer, North
 Director since 1993            Carolina Mutual Life Insurance Company, an
                                insurance  company  located  in  Durham,  North
                                Carolina; and Director, Wachovia Bank.
JOHN W. COPELAND (61)         President, Ruddick Corporation, the holding
 Director since 1996            company for American & Efird, Inc., Harris-
                                Teeter,   Inc.   and  Jordan   Graphics   Inc.;
                                President  and  Director,   Copeland   Business
                                Service,   Inc.;  and  Director,   First  Union
                                National Bank, Charlotte, North Carolina.
D. WAYNE PETERSON (60)        President, National Integrated Services, Sprint,
 Director since 1996            Kansas City, Missouri, a major domestic and
                                international telecommunications company.
CHARLES E. ZEIGLER, JR. (50)  Chairman, President and Chief Executive Officer
 Director since 1988            of the Company.

CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN 1998



WILLIAM C. BURKHARDT (59)     President and Chief Executive Officer of Austin
 Director since 1989            Quality Foods, Inc., Cary, North Carolina, a
                                baker and distributor of Austin Quality Snacks.
VAN E. EURE (41)              Co-owner, General Manager and President, The
  Director since 1993           Angus Barn, Ltd., which owns a restaurant
                                located in Raleigh, North Carolina.
WILLIAM L. O'BRIEN, JR. (57)  Senior Vice President, O'Brien/Atkins
 Director since 1986            Associates, P.A., an architectural and
                                engineering firm located in Research Triangle
                                Park, North Carolina.
BEN R. RUDISILL, II (53)      President and Treasurer, Rudisill Enterprises,
 Director since 1996            Inc., Gastonia, North Carolina, a beverage
                                distributor   and  food   broker;
                                Co-owner and Vice President,  Tar
                                Heel Leasing Company, an auto and
                                equipment leasing company.


           COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is the number of shares of Common Stock of the Company beneficially owned by the directors, the Chief Executive Officer, the other executive officers named in the Summary Compensation Table, and the directors and executive officers as a group, on November 30, 1996.

                                                        Percent
                                                           of
Name                                    Shares (1)(2)     Class

William A. V. Cecil ................        7,614          *
H. Max Craig, Jr. ..................        9,432          *
G. Smedes York .....................        6,162          *
Bert Collins .......................        1,150          *
John W. Copeland ...................        2,081          *
D. Wayne Peterson ..................         -             *
Charles E. Zeigler, Jr. ............       15,127(3)       *
William C. Burkhardt ...............        2,219          *
Van E. Eure ........................          760          *
William L. O'Brien, Jr. ............        4,465          *
Ben R. Rudisill, II ................          500          *
B. Frank Matthews, II ..............       12,860(4)       *
Robert D. Voigt.....................       13,240          *
Jerry W. Richardson ................       10,263          *
Franklin H. Yoho ...................        1,267          *
John D. Grawe ......................         -             *
Directors and executive officers
  as a group (23 persons) ..........       96,525          1.0%

---------------
* Indicates beneficial ownership of less than 1% of the shares of Common Stock of the Company outstanding on November 30, 1996.
(1)    Includes shares, if any, held by each person's spouse.
(2) Includes each person's beneficial interest in full shares of the Company's Common Stock, if any, credited to his or her account in the Company's Stock Purchase and Automatic Dividend Reinvestment Plan.
(3) Of this number, 12,020 shares are owned directly by Mr. Zeigler, Jr., 1,122 shares are owned by Mr. Zeigler, Jr.'s spouse and 1,985 shares are owned by a trust over which Mr. Zeigler, Jr. as trustee has investment and voting power.
(4) Of this number, 5,960 shares are owned directly by Mr. Matthews and 6,900 shares are owned by a trust over which Mr. Matthews as co-trustee shares investment and voting power.

               THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The business of the Company is managed under the direction of the Board. The Board meets regularly during the year to review the Company's operations, strategic and business plans, major capital appropriations and other significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action. Members of senior management attend Board meetings as needed to discuss the progress and plans relating to their areas of responsibility. During the fiscal year ended September 30, 1996, there were five meetings of the Board. Each incumbent director attended at least 75 percent of the aggregate of the number of such meetings and the total number of meetings of all committees of the Board on which he or she served with the exception of Mr.Cecil.


     Because of the number of matters requiring Board consideration and to make the most effective use of individual directors' capabilities, the Board has established committees to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The Board has created an Executive Committee, an Audit Committee, an Executive Compensation Committee, and on July 25, 1996, a Retirement Plans Committee. The Company has no nominating committee. Information about the functions of each committee, its current members, and the number of meetings held during the fiscal year ended September 30, 1996, is provided below.

     The Executive Committee acts as an advisory committee to the Chairman on matters relating to the policies and business affairs of the Company and may recommend nominees to be considered as successors to the Chairman or President or as a director of the Company. During the intervals between meetings of the Board, the Executive Committee has the same authority as the Board as to any matters relating to the ordinary conduct of the business of the Company, but does not have any authority as to any matters not relating to such ordinary conduct of business such as, for example, the authority to authorize an amendment to the Company's Articles of Incorporation or to fill a vacancy on the Board. The members of the Executive Committee, which did not meet during the fiscal year ended September 30, 1996, are Charles E. Zeigler, Jr. (Chairman), William C. Burkhardt, William A. V. Cecil, H. Max Craig, Jr., and
G. Smedes York.

     The Audit Committee recommends to the Board the engagement of independent public accountants, approves the professional services to be rendered by and considers the possible effect of such services on the independence of the accountants, determines whether the independent public accountants are presenting their reports on the Company's financial statements in a competent and adequate manner, reviews the scope and results of annual examinations and recommendations of the independent public accountants and determines whether the internal controls of the Company are adequate. The members of the Audit Committee, which met two times during the fiscal year ended September 30, 1996, are William A. V. Cecil (Chairman), Bert Collins, H. Max Craig, Jr., B. Frank Matthews, II, D. Wayne Peterson, and Ben R. Rudisill, II.

     The Executive Compensation Committee recommends to the Board the compensation of the various officers of the Company that, in the judgment of such committee's members, should from time to time be fixed by the Board and performs such other duties as are assigned to it by the Board. The Executive Compensation Committee also recommends to the Board persons for election as officers (except Chairman or President) of the Company. The Board has assigned to such committee the responsibility of administering the Company's Incentive Compensation Plan and its stock option plans. None of the members of such committee may be employees of the Company, and none are eligible to receive options under the Company's stock option plans. The members of the Executive

Compensation Committee, which met three times during the fiscal year ended September 30, 1996, are William C. Burkhardt (Chairman), John W. Copeland, Van
E. Eure, William L. O'Brien, Jr., and G. Smedes York.

         The Retirement Plans Committee, which was created on July 25, 1996, shall serve as the Board's liaison with the Company's Qualified Plans Committee which is responsible for the administration of all of the Company's qualified plans (covering employees of the Company's subsidiaries as well as those of the Company), and shall ensure that the Board's relationship with the Qualified Plans Committee is cooperative and satisfactory. More specifically, the Retirement Plans Committee, subject to review by the Board, shall review with the Qualified Plans Committee and appropriate members of management, and approve where appropriate: (a) the selection, retention, or termination of independent auditors and actuaries for the Company's qualified plans; (b) the investment management of the qualified plans; (c) appropriate investment controls, any significant recommendations made by the independent auditors or actuaries, and any other matter of concern to the Committee relating to such plans; and (d) any significant proposed changes to the qualified plans, the competitiveness of such plans, and any other matter of concern to the Committee or management relating to such plans. The members of the Retirement Plans Committee, which did not meet during the fiscal year ended September 30, 1996, are John W. Copeland (Chairman), William C. Burkhardt, Bert Collins, H. Max Craig, Jr., and D. Wayne Peterson.

Compensation of Directors

     Directors who are not employees of the Company receive an annual retainer fee of $18,000, plus $700 for each board and committee meeting attended and reimbursement of expenses for attending each meeting. The Company maintains a deferred compensation plan (the "Deferred Compensation Plan") for its outside directors pursuant to which such directors may elect to defer 50% or more of their annual compensation, such deferred amount to be credited at the direction of the participating outside director in the form of cash or stock units. Pursuant to the Deferred Compensation Plan, during the fiscal year ended September 30, 1996, the following directors elected to receive credit for stock units in lieu of cash compensation or to defer receipt of cash compensation.


                                                               Value of            Value of Cash
Name                                Stock Units               Stock Units          Compensation

Mr. Burkhardt                             2,047                   $37,614            $   -
Mr. Copeland                               -                            -             13,638
Ms. Eure                                    773                    14,212                -
Mr. Pearson (1)                            -                         -                 6,729
Mr. Peterson                                737                    13,544                -
Mr. Rudisill                                400                     7,345                -
Mr. York                                    773                    14,212                -

         (1)      Retired from the Board effective January 26, 1996.

         Upon retirement from the Board after age 65 and after serving as a director for eight years or more, a director is entitled to lifetime retirement compensation equal to the amount of the annual retainer fee in effect on the date of retirement. The Company's By-laws provide that no director shall be eligible for reelection who, on the date of his or her proposed election, shall have reached, or who, within the twelve-month period immediately after such date, would reach 70 years of age.

Compensation Committee Interlocks and Insider Participation

    Effective August 1, 1992, the Company entered into a lease (the "Lease") with Pearson's, Inc., a North Carolina corporation. Prior to his retirement from the Board on January 26, 1996, Mr. Plato P. Pearson, Jr., served as director and a member of the Executive Committee and the Executive Compensation Committee. Mr. Pearson is the President, a director and the holder of 4.28 percent of the outstanding shares of common stock of Pearson's, Inc. The Lease is a modification and extension of a lease entered into on November 30, 1976 relating to the lease of an office building located at 1422 Burtonwood Drive in Gastonia, North Carolina (the "Property"). The Property consists of an approximately 11,313 square foot office building which is utilized by the Company for commercial offices. Under the terms of the Lease, which expires on July 31, 2002, the Company is obligated to pay rent in the amount of $100,000 per year, and to pay all ad valorem taxes and special assessments charged against the Property. The Company believes that payments required to be made under the Lease are no higher than current fair market lease rates in the geographic area in which the Property is located and are at least as favorable to the Company as could be obtained through an unrelated third party.

         During fiscal 1996, the Company paid architectural fees of $60,194 to O'Brien/Atkins Associates, P.A., an architectural and engineering firm in which William L. O'Brien, Jr. is employed as Senior Vice President and Director. Mr. O'Brien does not have any ownership interest in O'Brien/Atkins Associates, P.A. Effective August 19, 1996, O'Brien/Atkins entered into a contract with a developer who was hired by the Company to develop a parcel of land. O'Brien/Atkins will receive $337,128 from this developer for the architectural design and inspection of this property.

         During fiscal 1996, the Company entered into a contract with McDonald-York for $659,000 for renovations to an office building located in Raleigh, North Carolina. McDonald-York was paid $225,000 during fiscal 1996. The renovations are scheduled to be completed by March 31, 1997. Effective October 1, 1996, G. Smedes York entered into a consulting agreement with McDonald-York whereby he participates in net income before taxes of McDonald-York.

Compliance with Section 16(a)

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission reports of ownership and changes in ownership of Common Stock. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during fiscal 1996, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

Report of the Executive Compensation Committee

         The Company, under the supervision of the Executive Compensation Committee of the Board, has developed and implemented merit and incentive compensation programs which seek to provide a direct relationship between compensation provided to executive officers, and other eligible employees in the upper job grades, and corporate business performance. The Executive Compensation Committee is a standing committee of the Board composed entirely of outside directors who are not officers or employees of the Company or any of its subsidiaries and who have no interlocking relationships with the Company's executive officers.

         It is the philosophy of the Company's Board to set the base salaries of executive officers at the average of a financial peer group of other mid-sized natural gas local distribution companies ("LDCs"), with opportunities to earn above the average based on excellent individual and corporate performance. This peer group includes neighboring and other similarly sized LDCs which share operating and financial characteristics with the Company. The goal of the Company's executive compensation programs is to create competitive compensation that will attract and retain quality leadership at the Company and link compensation directly to corporate performance. Further, the Board believes the performance on which executive officer compensation is based should be assessed both on an annual basis and also over a longer period of time to ensure that executive officers work to support both the Company's current objectives as well as its strategic objectives.

         In the early part of each fiscal year, the Executive Compensation Committee reviews the Chief Executive Officer's recommended base salary merit increases for the Company's other executive officers, plus cash incentive plan and stock option plan awards for those officers and other eligible employees. Base salary merit increases and cash incentive award recommendations, if any, are primarily based on corporate operating and financial performance, as well as on individual performance, for the prior fiscal year. Merit increases are also based on a review of peer group base salaries and executive officers' individual contributions to the Company's strategic objectives. Stock option recommendations, if any, are primarily based on executive officers' and other eligible employees' individual performance during the prior fiscal year, but also involve judgments as to each of their contributions to the Company's strategic objectives. The Executive Compensation Committee then sets compensation recommendations to the Board following review of (a) the Company's actual performance as compared to its corporate financial goals for the prior fiscal year, (b) individual executive officers' and other eligible employees' actual performance as compared to their individual goals supporting the Company's financial and operating objectives, (c) the Company's executive officer compensation levels relative to its peer groups, and (d) periodic reports from independent compensation consultants regarding the compensation competitiveness of the Company.

         The Executive Compensation Committee also reviews the above types of compensation for the Chief Executive Officer with the assistance of the Company's human resources staff and recommends adjustments as deemed appropriate based on the above compensation review criteria and its expectation as to his future contributions in leading the Company. The Executive Compensation Committee's compensation recommendations for all executive officers are acted on by the Board. If prior fiscal year corporate financial goals are not achieved,
(a) executive officer and other eligible employee cash incentive awards are not paid, even when individual goals are met, and (b) stock options awards may not be granted.

         Upon evaluating the Company's actual performance as compared to its fiscal 1996 corporate goals, the Executive Compensation Committee made the following recommendation which was approved by the Board on November 13, 1996: to pay 12 executive officers and 102 other eligible employees $612,903, representing 93.2% of the possible cash incentive pool. This was based on the attainment of 100% of the earnings per share goal (60% weighting), 66% of the gross margin growth goal (20% weighting), and 100% of the operating income/gross margin efficiency goal (20% weighting). These three payout percentages resulted from achieving the budgeted amounts for the three goals. The minimum attainment level to earn a 100% payout of the first two goals was 105% of their budgeted amounts, whereas 100% payout of the third goal resulted if 100% of its budgeted amount was achieved. Additionally, the Executive Compensation Committee and the Board approved management's recommendation to continue for fiscal 1997 the earnings per share (60% weighting), gross margin growth (20% weighting), and operating income/gross margin efficiency (20% weighting) goals, which are linked to growth in shareholder value.

         Effective November 13, 1996, stock options totaling 118,967 shares at a grant price of $16.59 (90% of the $18.44 average between the New York Stock Exchange high and low trading prices on the grant date) were awarded to 12 executive officers and 102 other eligible employees. These awards and prior awards have granted almost all of the common shares authorized under the Company's 1992 Nonqualified Stock Option Plan ("1992 Plan") which is effective for the five year period from October 1, 1992 through September 30, 1997. The 1992 Plan currently covers 114 key employees of the Company's current 1,150 employees.

         On November 13, 1996, upon the recommendation of the Executive Compensation Committee, the Board approved the Company's 1997 Nonqualified Stock Option Plan ("1997 Plan") which will be effective for the five year period from October 1, 1997 through September 30, 2002, subject to shareholder and North Carolina Utilities Commission approvals. The 1997 Plan has been revised in two ways to align optionees' goals more closely with shareholders' interest in share price appreciation for the Company's Common Stock. The 1997 Plan (a) would eliminate the 1992 Plan's granting of options at a 10% discount from market price and would price future option grants at market price, and (b) would eliminate the 1992 Plan's quarterly cash dividend accrual rights over the lives of outstanding options from any future option grants. The Executive Compensation Committee examined a Black-Scholes pricing model analysis which estimated that optionees would receive economically equivalent grants if 2.6 shares were granted under the 1997 Plan for each share granted under the 1992 Plan. This equates to 1,560,000 shares reserved for the 1997 Plan, versus 600,000 shares reserved for the 1992 Plan.

         The income statement impact of the 1997 Plan would be limited to minor administrative expenses and the Company's matching share of any FICA and Medicare taxes on optionees' ordinary income from exercised options. The Company's combined FICA and Medicare tax rate is currently 7.65%. The 1992 Plan incurred these two types of expenses, plus grant price discount and cash dividend equivalents accrual expenses as follows: fiscal 1993 -- $456,774; fiscal 1994 -- $210,059; fiscal 1995 -- $181,950; fiscal 1996 -- $526,705; and
fiscal 1997 to date -- $212,951.

         New common shares issued by the Company, as a result of options exercised under the 1997 Plan, would be included in the Company's filed capital structure to earn an allowed common equity rate of return under future general rate cases. PSNC is currently on a two-year general rate case cycle. If this cycle continues, dilution in earnings per share from new shares issued under the 1997 Plan may be for relatively short periods of time.

         Lastly, the Company's rapid growth requires periodic infusions of equity capital to maintain a prudent equity capitalization ratio. The value of new common shares issued under the 1997 Plan would aid in this process.

         For all of the above reasons, the Company's Executive Compensation Committee recommended to the Board, and the Board recommends to the Company's shareholders, approval of the 1997 Plan.

This report has been provided by the Executive Compensation Committee:

     William C. Burkhardt (Chairman)                William  O'Brien, Jr.
     John W. Copeland                               G. Smedes York
     Van E. Eure

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table below includes compensation paid by the Company for services rendered for the fiscal years ended September 30, 1996, 1995 and 1994 for the Chief Executive Officer and the four other most highly compensated executive officers (as of September 30, 1996) as determined by total salary and bonus payments.

                           Summary Compensation Table

                                                                                           Long Term
                                                     Annual Compensation                  Compensation
                                                                         Other Annual        Awards         All Other
Name and Principal Position              Year   Salary (1)    Bonus    Compensation (2)   Options (#)   Compensation (3)
---------------------------              ----   ----------  -------    ----------------   -----------   ----------------
Charles E. Zeigler, Jr.                  1996   $271,380    $51,685        $76,576          5,889           $4,500
  Chairman, President and                1995    256,200     29,455         30,523          7,559            4,500
  Chief Executive Officer                1994    237,003     55,800         70,798          7,298            3,375

Robert D. Voigt                          1996    132,000     25,153           -             3,539            3,960
  Senior Vice President --               1995    124,896     14,275         15,954          4,538            3,747
  Corporate Development and              1994    115,620     27,100         40,157          4,407            3,469
  Chief Financial Officer

Jerry W. Richardson                      1996    131,700     25,096           -             2,949            3,951
  Senior Vice President --               1995    131,700     11,205         16,606          3,750            3,951
  Engineering                            1994    124,604     22,400         40,590          3,635            3,738

Franklin H. Yoho                         1996    126,900     24,183           -             3,539            3,807
  Senior Vice President --               1995    116,750     13,695         30,238          4,538            3,503
  Marketing and Gas Supply               1994     98,482     29,700          5,175          4,407            2,954

John D. Grawe                            1996    126,900     24,183         37,296 (4)      3,539            2,855
  Senior Vice President --               1995    111,675     23,695          4,012 (4)      4,538             -
  Operations                             1994       -          -              -              -                -


(1) Includes for the years indicated amounts contributed on a pre-tax basis to the Special Savings and Retirement Plan (the Company's 401(k) plan) by each of the named executive officers.
(2) Includes for the years indicated the difference between the price paid by the named executive officers for Common Stock of the Company purchased from the Company upon the exercise of stock options and the fair market value of such Common Stock. Also includes for the years indicated the amount paid to the named executive officers for dividend equivalents accrued from the grant date.
(3) Consists of for the years indicated contributions by the Company to the Special Savings and Retirement Plan.
(4)      Reflects reimbursement of moving expenditures for the indicated year.


                        Option Grants in Last Fiscal Year

     The following table shows stock options granted in the fiscal year ending September 30, 1996 to the Chief Executive Officer and the four other most highly compensated executive officers (as of September 30, 1996):


                                                              Individual Grants (1)
                                                  % of
                                                  Total                                                Grant
                                    Number of    Options                                                Date
                                   Securities    Granted      Market                                  Present
                                   Underlying      to        Exercise    Price on                      Value
                                     Options    Employees     or Base     Date of                     (Black-
                                     Granted    in Fiscal      Price       Grant     Expiration       Scholes)
Name                                   (#)         Year       ($/Sh)      ($/Sh)         Date           (2)
----                                ----------   ---------    --------    --------    ----------       -----

Charles E. Zeigler, Jr. ..........    6,220         5.2%      $14.29      $15.88      11/17/00         $42,234
Robert D. Voigt ..................    3,738         3.1        14.29       15.88      11/17/00          25,381
Jerry W. Richardson ..............    2,576         2.2        14.29       15.88      11/17/00          17,491
Franklin H. Yoho .................    3,738         3.1        14.29       15.88      11/17/00          25,381
John D. Grawe ....................    3,738         3.1        14.29       15.88      11/17/00          25,381

(1) All options were granted on November 17, 1995 with an exercise price equal to 90 percent of the average high and low closing price on the grant date, as reported on the New York Stock Exchange. An optionee must remain employed by the Company for at least two years from the date of grant before the right to exercise an option accrues. Options become fully and immediately exercisable in the event of a change in control of the Company, and in the event of an optionee's retirement, disability or death. No option may be exercised more than five years from the date of its grant. With respect to options granted on November 17, 1995, dividend equivalents will accrue quarterly on shares subject to such options and are paid by the Company annually at the end of each option year if the Company's closing Common Stock price on the dividend record date with respect to such quarter exceeds $18.38 per share.
(2) The values shown in this column have been calculated through standard application of the Black-Scholes pricing model. A risk free interest rate of 7.10%, a volatility rate of 15% and a dividend yield of 5.10% is assumed. The actual value an executive officer receives from a stock option is dependent on future market conditions, and there can be no assurance that the amount reflected as "Grant Date Present Value" will actually be realized. In addition, the value shown does not take into account risk factors such as nontransferability, possible non-payment of dividend equivalents and limits on exercise.




                Aggregated Option Exercises in Last Fiscal Year
                            and FY-End Option Values

     The following table shows the aggregated stock option exercises in the fiscal year ended September 30, 1996 and the stock option values for the Chief Executive Officer and the four other most highly compensated executive officers (as of September 30, 1996):


                                                                    Number of Securities         Value of Unexercised
                                                                   Underlying Unexercised            In-the-Money
                                  Shares Acquired     Value        Options at FY-End (#)        Options at FY-End ($)
Name                              on Exercise (#)  Realized ($)  Exercisable  Unexercisable   Exercisable  Unexercisable
----                              ---------------  ------------  -----------  -------------   -----------  -------------

Charles E. Zeigler, Jr. ........           12,126       $76,576       17,102         13,779       $59,713        $76,609
Robert D. Voigt ................             -             -          14,724          8,276        40,308         46,015
Jerry W. Richardson ............             -             -          15,068          6,326        40,150         34,911
Franklin H. Yoho ...............             -             -           8,084          8,276        29,641         46,015
John D. Grawe ..................             -             -            -             3,738          -            22,690




                           EMPLOYEE RETIREMENT PLANS

     The table below illustrates the approximate amounts of annual normal retirement benefits payable under the Company's retirement plans.



                                 Annual Benefits at Retirement with
  Average                            Years of Credited Service
                            ---------------------------------------------
Compensation       10         15          20          25          30          35
------------     -------   --------    --------    --------    --------    -----

  $120,000       $25,208   $ 37,811    $ 50,415    $ 63,019    $ 75,623    $ 88,226
   140,000        29,708     44,561      59,415      74,269      89,123     103,976
   160,000        34,208     51,311      68,415      85,519     102,623     119,726
   180,000        38,708     58,061      77,415      96,769     116,123     135,476
   200,000        43,208     64,811      86,415     108,019     129,623     151,226
   220,000        47,708     71,561      95,415     119,269     143,123     166,976
   240,000        52,208     78,311     104,415     130,519     156,623     182,726
   260,000        56,708     85,061     113,415     141,769     170,123     198,476
   280,000        61,208     91,811     122,415     153,019     183,623     214,226
   300,000        65,708     98,561     131,415     164,269     197,123     229,976
   320,000        70,208    105,311     140,415     175,519     210,623     245,726
   340,000        74,708    112,061     149,415     186,769     224,123     261,476

     The Company has a noncontributory, defined benefit retirement plan (the "Retirement Plan") and a benefit restoration plan (the "Restoration Plan") (collectively, the "Retirement Plans"), which cover all full-time employees, including officers, upon their attaining age 21 and completing one year of service. The purpose of the Restoration Plan is to provide certain employees with retirement benefits which they otherwise would have received under the Retirement Plan formula but which may not be paid to them under the Retirement Plan due to limitations on benefits imposed by the Internal Revenue Code.

     A participant in the Retirement Plans becomes fully vested prior to normal retirement at age 65 upon the completion of five years of service. Benefits are also provided under the Retirement Plans in the event of early retirement at or after age 55 and the completion of at least ten years of service and in the event of retirement for disability after completion of five years of service. Benefits under the Retirement Plans are based upon application of a formula to the specified average compensation and years of credited service (up to a maximum of 35 years) at normal retirement age. Benefit amounts are computed on a straight life annuity basis. Compensation covered by the Retirement Plans consists of the amount shown as "Salary" in the Summary Compensation Table. The benefits are not subject to any deduction for social security payments.
Estimated credited years of service under the Retirement Plans for the individuals named in the Summary Compensation Table are as follows: Charles E. Zeigler, Jr., 9.8 years, Robert D. Voigt, 21.2 years, Jerry W. Richardson,
28.0 years, Franklin H. Yoho, 7.6 years, and John D. Grawe, 1.8 years.


                               PERFORMANCE GRAPH

     The line graph set forth below charts performance (on an annual basis) of an investment in the Company's Common Stock against each of the Standard & Poor's 500 Index (the "S&P 500 Index") and the Standard & Poor's Utilities Index (the "S&P Utilities Index"), in each case assuming an investment of $100 on September 30, 1991 and cumulation and reinvestment of all dividends paid thereafter through September 30, 1996. The following graph is presented pursuant to rules of the Securities and Exchange Commission. The stock price performance comparisons below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such acts. While total stockholder return is an important criterion of corporate performance, it is subject to the vagaries of the equity market, which affect common stock price performance. There can be no assurance that the Company's Common Stock price performance will continue into the future with the same or similar trends depicted in the graph below.

                   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Graph appears here.
Plot points are as follows:


                                                              Cumulative Total Return
                                                   9/91    9/92    9/93    9/94    9/95    9/96

Public Service Company of North Carolina, Inc.     $100    $163    $174    $144    $168    $202
S&P 500 Index                                      $100    $111    $125    $130    $169    $203
S&P Utilities Index                                $100    $114    $142    $124    $158    $169


                     SHAREHOLDER PROPOSALS AND NOMINATIONS

     Shareholder proposals relating to the Company's 1998 annual meeting of shareholders must be received by the Company no later than August 22, 1997, to be considered for inclusion in the proxy statement to be furnished to shareholders in connection with the solicitation of proxies by the Board for use at such meeting.

     The Executive Committee will consider nominees for the Board recommended by shareholders. Recommendations by shareholders must be forwarded to the Secretary of the Company and must identify the nominee by name and provide pertinent information concerning his or her background and experience. A shareholder recommendation must be received at least 90 days prior to the date of the annual meeting of shareholders, which is regularly held on the last Friday in January.

     Shareholders should send their proposals and names of proposed nominees to the attention of the Company's Secretary at the Company's corporate office, 400 Cox Road, Post Office Box 1398, Gastonia, North Carolina 28053-1398.

           PROPOSAL TO APPROVE THE 1997 NONQUALIFIED STOCK OPTION PLAN

         On November 13, 1996, the Board adopted, subject to approval by the stockholders of the Company, and the North Carolina Utilities Commission ("NCUC"), the "Public Service Company of North Carolina, Incorporated 1997 Nonqualified Stock Option Plan" ("1997 Plan") for full-time key employees of the Company and its Subsidiaries. The 1997 Plan authorizes the granting of nonqualified options to purchase shares of Common Stock of the Company.

         The purpose of the 1997 Plan is to encourage equity ownership in the Company by its key employees, to aid the Company in attracting and retaining strong management employees, and to stimulate the efforts of key employees by giving appropriate recognition, in addition to salaries and incentive awards, to the ability and industry that contribute materially to the success of the businesses of the Company.

         The Board believes that the granting of options under the Company's 1992 Nonqualified Stock Option Plan ("1992 Plan") has been a significant factor in attracting and retaining the competent and experienced executive management and other key employees that the Company and its Subsidiaries require. Under the terms of the 1992 Plan, however, no options to purchase Common Stock may be granted after September 30, 1997. The Board believes that additional shares of Common Stock should be made available for the grant of options after September 30, 1997, in order to provide an appropriate incentive program for the key employees of the Company and its Subsidiaries. Accordingly, the Board recommends that the stockholders approve the 1997 Plan.

         Summary of the 1997 Plan. Under the 1997 Plan, options may be granted beginning October 1, 1997, to purchase up to a maximum of One Million Five Hundred Sixty Thousand (1,560,000) shares of the Company's Common Stock, but no one individual may receive options to purchase more than Two Hundred Thirty-four Thousand (234,000) shares in total. Shares underlying options that are canceled, expire, or terminate unexercised will again be available for the grant of additional options within the limits provided by the 1997 Plan. No options may be granted under the 1997 Plan after September 30, 2002.

         The 1997 Plan differs from the 1992 Plan in several respects and is designed to provide further assurance that the goals of the eligible employees will align closely with those of the Company's shareholders. First, the option price has been increased from not less than 90% of the average market price on the date of the grant to 100% of such price on the date of the grant. Second, the cash dividend equivalents which were provided under a separate plan that is a companion to the 1992 Plan will be eliminated for options granted under the 1997 Plan; however, cash dividend equivalents will continue to accrue on options granted under the 1992 Plan to the extent permitted by the companion plan providing for cash dividend equivalents. These changes are designed to make the 1997 Plan more of an equity ownership plan with total optionee income dependent upon an appreciation in the price of the Company's common stock. While the 1992 Plan is structured as an equity ownership plan, the Board believes that it has tended to operate in some respects more as a long-term cash incentive plan than as an equity ownership plan because options were granted at 90% of the market price and the cash dividend equivalents provided income to the optionees. As structured, the 1997 Plan will subject the eligible employees to the same risks as shareholders and offer them the same share price appreciation rewards. With the elimination of the cash dividend equivalents and the increase in the option price to 100% of the market price, eligible employees will recognize value from their granted stock options only if the price of the Company's common stock increases between the date of the grant and the date on which the options are exercised, which generally is from two years to five years after the date of the grant. At the Board's discretion, the number of shares granted annually would be linked to the Company's financial performance, so that less than the total number of shares in the 1997 Plan might be granted over its five-year life.

         As a result of these changes, the Board has increased the number of shares that may be granted under the 1997 Plan to 1,560,000 shares as compared to 600,000 shares under the 1992 Plan. The increase in the number of shares that may be granted (2.6 times the number of shares that could be granted under the 1992 Plan) is designed to make the 1997 Plan the economic equivalent of the 1992 Plan for the optionees. The increase in the number of shares that could be granted was determined using an accepted financial formula known as the Black-Scholes pricing model. This formula considers the projected increase in the price of the Company's common stock over the life of an option and the cash dividends that are projected to be accrued during the five-year life of the option.

         The 1997 Plan will also save the Company significant expense per year, as compared to the 1992 Plan (refer to page 8). Under the 1992 Plan, the Company incurs expense in the form of cash dividend equivalents on the options granted and the 10% discount in the prices of the granted options. Options granted under the 1992 Plan will continue to accrue cash dividend equivalents in accordance with the terms of the separate dividend equivalents plan. Options granted under the 1997 Plan will not accrue dividend equivalents nor will they be subject to any grant price discounts from market value.

         The 1997 Plan is administered by the Executive Compensation Committee of the Board, the members of which are ineligible to participate in the 1997 Plan, and which, subject to the terms of the 1997 Plan, has the authority to select the eligible employees to whom options will be granted and to determine the number of shares covered by each option. The Executive Compensation Committee also establishes the exercise price of each option at the time of grant, which may not be less than the greater of the fair market value or par value of the Company's Common Stock as of the date of grant. It is currently estimated that one hundred seven (107) employees will be eligible to participate in the 1997 Plan, including Messrs. Zeigler, Jr., Voigt, Richardson, Yoho, and Grawe, although the grants of options to such persons, the number of such options, and the number of options to be granted to all key employees of the Company are matters within the Executive Compensation Committee's discretion.

         Each option granted will require the optionee to remain in continuous employment with the Company or a Subsidiary for a period of at least two years from the date of grant before the option becomes exercisable with the exception that all options will become fully and immediately exercisable upon a change in control of the Company or upon retirement, death or disability of the optionee. No option may be exercised after the expiration of five years from the date of grant. In the event that an option is exercisable in installments, the right to purchase shares pursuant to the exercise of such option will be cumulative.

         An option may be exercised by payment of cash to the Company, or the surrender of shares of the Company's Common Stock, or a combination of cash and such shares.

         Options are not transferable except by will or pursuant to the applicable laws of descent and distribution. Upon the termination of an optionee's employment for any reason other than retirement, death, or disability, all options held by the optionee shall be exercisable only to the extent the options were exercisable at the time employment was terminated and prior to the earlier of the expiration dates of such options or three months from the date of termination of employment. Upon the termination of an optionee's employment on account of retirement, death, or disability, all options held by the optionee at the date of termination will be exercisable in full, whether or not exercisable on the date of termination, until the earlier of (i) the expiration dates of such options or (ii) one year from the date of termination of employment.

         The Board may terminate, suspend, or amend the 1997 Plan at any time except that stockholder approval is required for any amendment to the extent required to (i) comply with the "performance-based compensation exception" from the $1.0 million deduction limitation set forth in Section 162(m) of the Internal Revenue Code, (ii) satisfy the conditions set forth in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended ("1934 Act"), or (iii) comply with the listing requirements of any national securities exchange on which the Common Stock is listed.

         The 1997 Plan is contingent on the NCUC granting authority to the Company to issue One Million Five Hundred Sixty Thousand (1,560,000) shares of Common Stock pursuant to the 1997 Plan and, if approved by the NCUC, such shares will be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended. As of December 4, 1996, the market value of one share of Common Stock was $18.75.

         New Plan Benefits Table. Because all awards under the 1997 Plan are discretionary, benefits under the 1997 Plan are not determinable. The following number of options, however, were awarded under the 1992 Plan during 1996 to the following persons and groups:

    Name and Position                                         Number of Options
    Charles E. Zeigler, Jr.,
      Chairman,       President and Chief Executive Officer          5,889
    Robert D. Voigt,
      Senior Vice President - Corporate Development
       and Chief Financial Officer                                   3,539
    Jerry W. Richardson,
      Senior Vice President - Engineering                            2,949
    Franklin H. Yoho,
      Senior Vice President - Marketing and Gas Supply               3,539
    John D. Grawe,
      Senior Vice President - Operations                             3,539

    Executive Group                                                 36,948
    Non-Executive Director Group                                         0
    Non-Executive Officer Group                                      5,305
    Other Key Employees                                             76,714
                                                                   -------

             Total                                                 118,967

         Federal Income Tax Treatment. An optionee will not realize any taxable income upon the grant of an option under the 1997 Plan, and the Company will not be entitled to any deduction for income tax purposes with respect to the grant.

         Except in limited circumstances as discussed below with respect to optionees who are subject to liability for short-swing profits under Section 16(b) of the 1934 Act, upon the exercise of an option, the excess of the fair market value of the shares on the exercise date over the option price will be treated as compensation paid to the optionee for Federal income tax purposes. The Company will be entitled to a corresponding Federal income tax deduction for the amount treated as compensation paid to the optionee.

         A deferral of the date for determining the amount treated as compensation paid to the optionee may occur if (i) the optionee is subject to the short-swing profit liability provisions of the 1934 Act and (ii) the option is exercised within six months after the date of grant. In this case, the amount treated as compensation paid to the optionee will be determined on the date six months after the date the option is granted, regardless of the date of exercise. To eliminate the effect of the deferral, the optionee may elect under Section 83(b) of the Internal

Revenue Code to have the amount treated as compensation determined by reference to the fair market value of the Common Stock at the time of exercise. Such an election must be made no later than 30 days after the date the shares are transferred pursuant to the exercise of the option. It is likely (but not certain) that the Internal Revenue Service will take the position that an unrelated purchase of Company shares on or within six months of the date of the exercise of an option will not cause a deferral of the determination of compensation income realized upon the exercise of the option, even though such unrelated purchase will preclude a sale of the Common Stock until the end of the
Section 16(b) liability period associated with such unrelated purchase.

         An optionee's tax basis for shares received upon the exercise of an option will be the sum of the exercise price paid plus the amount of compensation income treated as received by the optionee as a consequence of the exercise. Upon the subsequent disposition of shares received upon the exercise of an option, any amount realized in excess of the optionee's basis generally will be treated as a capital gain and any amount realized which is less than the optionee's basis will be treated as a capital loss.

         Vote Required. Stockholder approval of the 1997 Plan will require the affirmative vote of the holders of a majority of the Company's Common Stock present or represented by proxy and entitled to vote at the January 31, 1997 Annual Meeting, without regard to absentions and broker non-votes. The Board recommends a vote FOR the 1997 Plan, and proxies solicited by the Board will be so voted unless stockholders specify otherwise.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board has selected Arthur Andersen LLP as independent public accountants to audit the accounts and financial statements of the Company for the fiscal year ending September 30, 1997. Arthur Andersen LLP has acted for the Company in this capacity since 1951. A representative of such firm is expected to attend the annual meeting to answer appropriate questions from shareholders and to make a statement if he or she so desires.

                                 OTHER MATTERS

     The Board of the Company knows of no matters that will be presented for consideration at the annual meeting other than those set forth in this Proxy Statement. However, if any other matters shall come before the meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     We ask that you promptly execute the enclosed proxy and return it in the enclosed envelope that requires no postage if mailed in the United States.

                                          For the Board of Directors


                                          /s/ Charles E. Zeigler, Jr.


                                          CHARLES E. ZEIGLER, JR.
                                          Chairman, President and
                                          Chief Executive Officer
December 9, 1996

A COPY OF THE COMPANY'S LATEST ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE PROVIDED WITHOUT CHARGE UPON WRITTEN REQUEST TO JACK G. MASON, TREASURER, PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED, POST OFFICE BOX 1398, GASTONIA, NORTH CAROLINA 28053-1398.

*******************************************************************************

                                  APPENDIX A




             PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- JANUARY 31, 1997

         The undersigned hereby appoints CHARLES E. ZEIGLER, JR., WILLIAM A. V. CECIL and H. MAX CRAIG, JR., and each of them, with full power of substitution, attorneys and proxies to appear and vote, as indicated below, all of the shares of Common Stock of Public Service Company of North Carolina, Incorporated that the undersigned would be entitled to vote at the annual meeting of shareholders to be held on January 31, 1997 and at any and all adjournments thereof. The Board of Directors recommends a vote FOR the following items:


1. Election of Directors.   FOR the nominees    FOR the nominees listed below          WITHHOLD AUTHORITY to vote for the
                            listed below        except as marked to the contrary       nominees listed below

      (Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                    strike a line through the nominee's name in the list below.)
William A. V. Cecil      H. Max Craig, Jr.      G. Smedes York
2. Proposal to approve the Company's 1997 Nonqualified Stock Option Plan.
                                       FOR              AGAINST         ABSTAIN
3. Proposal to ratify the selection of Arthur Andersen LLP as independent
   public accountants.                 FOR        AGAINST          ABSTAIN
4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments
   thereof.                            FOR        AGAINST          ABSTAIN


                  (continued and to be signed on reverse side)

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for Director and FOR Proposals 2, 3 and 4.
                                          Signed:
                                          Signed:
                                           Please  sign  exactly  as  your  name
                                           appears  hereon.  If the  holder is a
                                           corporation  or  partnership,  please
                                           sign  its  name and add your own name
                                           and title.  When signing as attorney,
                                           executor,  administrator,  trustee or
                                           guardian,  please also give your full
                                           title.  If  shares  are held  jointly
                                           EACH holder must sign.

                                           Dated:

IMPORTANT: Please mark, sign and date this proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States.

*******************************************************************************
                                   APPENDIX B

             PUBLIC SERVICE COMPANY OF NORTH CAROLINA, INCORPORATED
                       1997 NONQUALIFIED STOCK OPTION PLAN


     WHEREAS, Public Service Company of North Carolina, Incorporated ("PSNC" or Company") desires to adopt and establish a stock option plan that will (i) aid PSNC and its Subsidiaries in attracting and retaining in key positions employees of superior training, experience, and ability, and (ii) stimulate those employees and encourage them to have a material proprietary interest in the economic progress of PSNC and its subsidiaries; and
     WHEREAS, PSNC desires that said stock option plan shall be known as the "Public Service Company of North Carolina, Incorporated 1997 Nonqualified Stock Option Plan" and become effective as of October 1, 1997;
     NOW, THEREFORE, for the purposes aforesaid, PSNC does hereby adopt and establish, effective as of October 1, 1997, the "Public Service Company of North Carolina, Incorporated, 1997 Nonqualified Stock Option Plan" (hereinafter "Plan") consisting of the terms and provisions set forth in Articles I through VI, as follows:

                                    ARTICLE I
                   NAME, PURPOSE, CONSTRUCTION AND DEFINITIONS

     SECTION 1.1. NAME. The Plan shall be known as the "Public Service Company of North Carolina, Incorporated 1997 Nonqualified Stock Option Plan."
     SECTION 1.2. PURPOSE. The Plan is intended to aid PSNC and its Subsidiaries in attracting and retaining strong management employees and stimulating their efforts by giving suitable recognition, in addition to salaries, to the ability and industry that contribute materially to the success of PSNC and its Subsidiaries and in connection with the aforesaid to encourage management employees to have a material proprietary interest in the economic growth and success of PSNC and its Subsidiaries.
     SECTION 1.3. CONSTRUCTION. Article, Section, and paragraph headings have been inserted in the Plan for convenience of reference only and are to be ignored in any construction of the provisions hereof. If any provision of the Plan shall be invalid or unenforceable, the remaining provisions shall nevertheless be valid, enforceable, and fully effective. It is the intent that the stock options granted under the Plan shall not qualify as "incentive stock options" within the meaning of Section 422(b) of the Code, and the Plan shall be construed and interpreted accordingly. The Plan shall be construed, administered, regulated, and governed by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the State of North Carolina.
     SECTION 1.4. DEFINITIONS. Whenever used in the Plan, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

         (a) "Act" means the Securities Exchange Act of 1934, as amended from time to time.
         (b) "Board" or "Board of Directors" means the Board of Directors of PSNC.
         (c)  "Change in Control" means and shall be deemed to have occurred if:
              (i) any individual, corporation, firm, or other entity, together with its "affiliates" and "associates" (as such terms are defined in Rule 12b-2 under the Act), or any "group" (which means persons and entities which act in concert as described in Section 14(d)(2) of the Act):

                           (A) becomes the "beneficial owner" (as such term is
                               defined in Rule 13d-3 under the Act) of
                               securities of PSNC representing twenty
                               percent (20%) or more of the combined voting power of all outstanding voting securities of PSNC, or

                      (B) commences, or announces publicly the intention to commence, a tender or exchange offer for securities of PSNC upon the successful consummation of which such individual, corporation, firm, or other entity, together with its "associates" and "affiliates," or such "group" would be the "beneficial owner" of thirty percent (30%) or more of the combined voting power of all outstanding voting securities of PSNC;

                      (ii) in any solicitation of proxies from the shareholders
                           of PSNC, proxies are solicited by or on behalf of an individual, corporation, firm, or other entity other than the Board, and upon the conclusion of such solicitation, nominees of such individual, corporation, firm, or other entity are elected to one-half (1/2) or more of the then available positions on the entire Board;

                      (iii)the shareholders of PSNC shall approve a merger or
                           consolidation of PSNC in which PSNC is not the surviving or continuing corporation or pursuant to which shares of the Common Stock of PSNC would be converted into cash, securities, or other property, other than a merger of PSNC in which the holders the Common Stock of PSNC immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or

                      (iv) the shareholders of PSNC shall approve the sale of
                           all or substantially all of PSNC's business and/or assets to an individual, corporation, firm, or other entity which is not a wholly-owned subsidiary of PSNC.

         (d) "Code" means the Internal Revenue Code of 1986, and references thereto shall include the valid Treasury regulations issued thereunder.
         (e) "Committee" means the Executive Compensation Committee of the Board of Directors, none of the members of which are eligible to receive options under the Plan.
         (f) "Common Stock" means shares of the $1.00 par value common stock of PSNC and any other stock or securities resulting from the adjustment thereof or substitution therefor in accordance with Section 6.1.
         (g) "PSNC" or "Company" means Public Service Company of North Carolina, Incorporated, a North Carolina corporation.
         (h) "Continuous Service," with respect to a Key Employee, means such Key Employee's continuous employment with PSNC or a Subsidiary and shall include absences from employment due to vacation, temporary illness, or sickness.
         (i) "Disability" means the condition which results when an individual has become "permanently and totally disabled" within the meaning of Section 105(d)(4) of the Code.
         (j) "Fair Market Value," with respect to a share of Common Stock from time to time, means the mean between the highest price and the lowest price at which the Common Stock shall have been sold regular way on the New York Stock Exchange (or such other principal securities exchange on which the Common Stock is traded if the

                      Common Stock is no longer traded on the New York Stock Exchange) as reported in The Wall Street Journal (Eastern Edition) (or any other similar financial publication selected by the Committee) for the applicable date or, if there are no sales on said date, then for the next preceding date on which there were sales of Common Stock.
         (k) "Key Employee" means a regular employee, whether or not a member of the Board of Directors, of PSNC or a Subsidiary who is an officer of PSNC or a Subsidiary or in a managerial or other key position, as determined by the Committee, and who, in the opinion of the Committee, has demonstrated a capacity for contributing materially to the success of the business and operations of PSNC or a Subsidiary.
         (l) "Plan" means the Public Service Company of North Carolina, Incorporated 1997 Nonqualified Stock Option Plan, as set forth herein, together with any and all amendments thereto.
         (m) "Retirement" means the termination of a Key Employee's Continuous Service on or after such Key Employee attains fifty-five (55) years of age and completes five (5) years of Continuous Service.
         (n) "Stock Option Agreement" means the written agreement between a Key Employee and PSNC evidencing the grant of an option under the Plan and setting forth the terms and conditions thereof.
         (o) "Subsidiary" means any corporation (other than PSNC) in an unbroken chain of corporations beginning with PSNC if each of the corporations other than the last corporation in such unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such unbroken chain.

                                   ARTICLE II
                        ELIGIBILITY AND GRANT OF OPTIONS

     SECTION 2.1. ELIGIBILITY. Only Key Employees shall be eligible to be granted options to purchase Common Stock under this Plan. The Committee, from time to time, shall (i) determine those Key Employees to whom stock options shall be granted, and (ii) grant such options to such Key Employees.
     SECTION 2.2. SHARES AVAILABLE FOR OPTION. The Board of Directors shall reserve for the purposes of the Plan, out of the authorized but unissued Common Stock, a total of One Million Five Hundred Sixty Thousand (1,560,000) shares of Common Stock (or the number and kind of shares of stock or other securities which, in accordance with Section 6.1 of the Plan, shall be substituted for such shares or to which said shares shall be adjusted). The aggregate number of shares of Common Stock which may be issued and sold pursuant to options granted under the Plan shall not exceed One Million Five Hundred Sixty Thousand (1,560,000) shares, subject to adjustment as provided in Section 6.1. In the event that an option granted under the Plan to any Key Employee expires or is terminated unexercised as to any shares covered thereby, such shares shall thereafter be available for the granting of options under the Plan.
     SECTION 2.3. GRANT OF OPTIONS. Subject to the provisions of the Plan, the Committee shall have full and final authority to select the Key Employees to whom options shall be awarded and to determine (i) the number of shares to be covered by each option, (ii) the consideration to PSNC for the granting of each such option, and (iii) the other conditions of each such option, including without limitation the conditions, if any, which it may deem appropriate to ensure that such consideration will be received by, or will accrue to, PSNC. In the discretion of the Committee, such consideration need not be the same, but may vary, for options granted under the

Plan at the same time or from time to time. The Committee may grant more than one option to a Key Employee under the Plan, and any such option may be in addition to, or in substitution for, one or more options previously granted; provided, however, the cumulative total number of shares of Common Stock which may be issued and sold pursuant to any option or options granted to any one Key Employee shall not exceed Two Hundred Thirty-four Thousand (234,000) shares, subject to adjustment as provided in Section 6.1. Any awards under the Plan to any Key Employee who is subject to the reporting and short-swing profit recovery requirements of Section 16 of the Act shall be made by the members of the Committee who are "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) promulgated under Section 16 of the Act.

                                   ARTICLE III
                         TERMS AND CONDITIONS OF OPTIONS

     SECTION 3.1. OPTION PRICE. The Committee shall establish the option price at the time an option is granted, and such option price shall be the greater of
(i) the Fair Market Value of the shares of Common Stock subject to the option at the time such option is granted or (ii) the par value of the shares of Common Stock subject to the option.
     SECTION 3.2.  TERMS AND CONDITIONS OF OPTIONS.
     (a) Each option granted under the Plan by its terms shall require the Key Employee granted such option to remain in Continuous Service for at least two
(2) years from the date of the grant of such option before the right to exercise any part of such option will accrue. Notwithstanding the foregoing, all options previously granted but not yet exercisable shall become fully and immediately exercisable upon a Change in Control of PSNC and upon an optionee's Retirement, Disability, or death as provided in Section 3.2(f).
     (b) Each option granted under the Plan shall be exercisable in the manner determined by the Committee at the time of the grant. In the event any option is exercisable in installments, the right to purchase shares pursuant to the exercise of the option shall be cumulative so that when the right to purchase any shares has accrued such shares or any part thereof may be purchased at any time thereafter until the expiration or termination of the option. Not less than one hundred (100) shares of Common Stock may be purchased at any one time upon the exercise of an option unless the number of shares purchased is the total number purchasable at such time under the option.
     (c) The Committee shall determine the term of each option at the time of the grant; provided, however, no option granted hereunder shall be exercisable after the expiration of five (5) years from the date it is granted.
     (d) Options granted under the Plan shall not be transferable by the optionee otherwise than by will, or if the optionee dies intestate, by the laws of descent and distribution of the state of the optionee's domicile at the time of the optionee's death, and such options shall be exercisable during such optionee's lifetime only by such optionee.
     (e) Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend, replace, or renew outstanding options granted under the Plan, or accept the surrender of outstanding options under the Plan (to the extent not theretofore exercised) and grant new options in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, however, no modification of an option shall, without the consent of the affected optionee, alter or impair any rights or obligations under any option theretofore granted under the Plan.
     (f) If the Continuous Service of an optionee shall terminate for any reason other than by reason of such optionee's Retirement, Disability, or death, then all options held by such optionee at the time of such termination of Continuous Service shall be exercisable by such optionee but only (i) if and to the extent the same were exercisable at the time of such termination of Continuous Service, and (ii) prior to the earlier of (A) the expiration dates of such options or (B) that date which is three (3) months after the date of such termination of Continuous Service, such three (3) month period to include the date that such termination of Continuous Service occurs. If the Continuous Service of an optionee shall terminate by reason of such optionee's Retirement, Disability or death, then all options held by such optionee on the date of such termination of Continuous Service shall be exercisable in full (whether or not exercisable on the date of such termination) at any time prior to the earlier of (i) the expiration dates of such options, or (ii) that date which is one (1) year after the date of such termination of Continuous Service, such one (1) year period to include the date that such termination of Continuous Service occurs. In the event of an optionee's death, such optionee's options shall be exercisable, to the extent herein provided, by the executor or any other person that may be empowered to do so under such optionee's will, or, if the optionee shall fail to make a testamentary disposition of said options or shall die intestate, by such optionee's legal representative.
     (g) Each option shall be confirmed by a Stock Option Agreement executed by PSNC and by the Key Employee to whom such option is granted.
     (h) The option price for each share of Common Stock purchased pursuant to the exercise of each option shall, at the time of the exercise of the option, be paid in full (i) in cash or (ii) in whole or in part in shares of Common Stock. If shares of Common Stock are accepted in payment of any part of the option price, such shares shall be valued at the Fair Market Value of such shares on the date of exercise. Any shares of Common Stock accepted in payment of any part of the option price shall not serve to increase the number of shares of Common Stock otherwise available for issuance under the Plan. Each purchased share shall be issued and delivered to the person entitled thereto at the principal office of PSNC.
     (i) PSNC shall deduct or withhold, or require a Key Employee to remit to PSNC, an amount sufficient to satisfy Federal, state, and local taxes required by law to be withheld with respect to the exercise of an option under the Plan. In that regard, a Key Employee, subject to the approval of the Committee, may elect to satisfy such withholding requirement, in whole or in part, by having PSNC withhold shares of Common Stock having a Fair Market Value on the date that the tax is to be determined equal to the amount of such withholding requirement (or portion thereof). All such elections shall be irrevocable, made in writing, signed by the Key Employee, and subject to any restrictions or limitations that the Committee, in its sole and nonreviewable discretion, determines to be appropriate.
     (j) To the extent that an option is not exercised within the period of time prescribed in the Plan and the Stock Option Agreement confirming such option, the option shall lapse and all rights of the optionee thereunder shall terminate.

                                   ARTICLE IV
                                    COMMITTEE

     SECTION 4.1. POWERS OF COMMITTEE. The Committee shall administer the Plan. The Committee shall have all powers necessary to enable it to carry out its duties under the Plan properly. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan, and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority, and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties, whether ministerial or discretionary, as the Committee may deem expedient or appropriate. The decision of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons, except to the extent otherwise provided by law.
     SECTION 4.2. EXPENSES OF COMMITTEE. The reasonable expenses of the Committee incurred by the Committee in the performance of its duties under the Plan, including without limitation reasonable counsel fees and the expenses of other agents, shall be paid by PSNC.
     SECTION 4.3. INDEMNIFICATION OF COMMITTEE. The members of the Committee shall be indemnified by PSNC for any acts or omissions as a member of the Committee to the full extent permitted under the North Carolina Business Corporation Act, as amended from time to time.

                                    ARTICLE V
                            AMENDMENT AND TERMINATION

     SECTION 5.1. AMENDMENT OF PLAN. PSNC expressly reserves the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan for whatever reason(s) PSNC may deem appropriate; provided, however, no amendment may be made without the approval of the shareholders of PSNC to the extent necessary to comply with (i) the "performance-based compensation exception" under Section 162(m) of the Code,
(ii) Rule 16b-3 promulgated under Section 16 of the Act or (iii) the listing requirements of any national securities exchange on which the Common Stock is listed.
     SECTION 5.2. TERMINATION OF PLAN. PSNC expressly reserves the right, at any time and for whatever reason it may deem appropriate, to terminate the Plan. If not sooner terminated by PSNC pursuant to the preceding sentence, the Plan shall continue in effect through September 30, 2002. No options shall be granted under the Plan following its termination, but options granted before termination of the Plan may extend beyond such termination in accordance with their terms and the provisions of the Plan.
     SECTION 5.3. EFFECTIVE DATE AND PROCEDURE FOR AMENDMENT OR TERMINATION. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law. Any amendment to the Plan or termination of the Plan shall be made by PSNC by resolution of the Board of Directors.

                                   ARTICLE VI
                                  MISCELLANEOUS

     SECTION 6.1. EFFECT OF CERTAIN TRANSACTIONS. In the event that a dividend shall be declared upon the Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any such option and the number of shares reserved for issuance pursuant to the Plan but not yet covered by an option shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of PSNC or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger, or consolidation, then there shall be substituted for each share of Common Stock subject to any such option and for each share of Common Stock reserved for issuance pursuant to the Plan but not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged. In the event there shall be any change, other than as specified above in this Section 6.1, in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then if the Board shall in its sole discretion determine that such change equitably requires an adjustment in the number or kind of shares theretofore reserved for issuance pursuant to the Plan but not yet covered by an option and of the shares then subject to an option or options, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of the Plan and each Stock Option Agreement entered into under the Plan. In the case of any such substitution or adjustment as provided for in this Section 6.1, the option price in each Stock Option Agreement for each share covered thereby prior to such substitution or adjustment will be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Section 6.1. No adjustment or substitution provided for in this Section 6.1 shall require PSNC in any Stock Option Agreement to issue a fractional share and the total substitution or adjustment with respect to each Stock Option Agreement shall be limited accordingly.
     SECTION 6.2. COMPLIANCE WITH LAW AND OTHER CONDITIONS. No shares of Stock shall be issued pursuant to the exercise of any option granted under the Plan prior to compliance by PSNC, to the satisfaction of its counsel, with all applicable laws.
     SECTION 6.3. NO EMPLOYMENT RIGHTS. Participation in the Plan shall not give any employee of PSNC any right to remain in the employ of PSNC or upon termination of employment, any right or interest in the Plan except as expressly provided herein.
     SECTION 6.4. APPROVAL OF PLAN. The effectiveness of this Plan is subject to
(i) its approval and ratification on or before September 30, 1997 by the shareholders of PSNC and (ii) the approval on or before September 30, 1997 by the North Carolina Utilities Commission of the issuance of shares of Common Stock pursuant to options granted under the Plan.

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